UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

REX STORES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09097	31-1095548
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

2875 Needmore Road, Dayton, Ohio	45414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 276-3931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

     On July 31, 2009, REX Stores Corporation and its wholly owned subsidiaries Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc., Stereo Town, Inc. and Rex Alabama, Inc. (collectively “Rex”) entered into a Third Amendment to Agreement and a Second Global Amendment to Multiple Leases (together, the “Amendments”) with Appliance Direct, Inc. (“Appliance Direct”). The Amendments (i) eliminated the right of Appliance Direct to purchase stores it leased from REX, (ii) eliminated the right of Appliance Direct to terminate certain leases in the future and (iii) eliminated the obligation of Appliance Direct to lease 21 properties from REX. The terms of the 15 leases and one sublease under which Rex leases property to Appliance Direct remain in full force except as modified by the Amendments. Appliance Direct has taken possession of all 16 of these properties.

      Rex is in the process of marketing the 21 vacant properties that Appliance Direct had previously agreed to lease from REX, for lease or sale through normal real estate brokerage channels.

     The foregoing description is qualified in its entirety by reference to the full text of the Amendments which are filed as exhibits to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     Effective July 31, 2009, David Fuchs resigned as Vice President-Management Information Systems of REX Stores Corporation and left the Company’s employment.

Item 9.01	Financial Statements and Exhibits

     The following are filed as part of this report:

     (d) Exhibits

     10(a) Third Amendment to Agreement dated July 31, 2009 between Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc., Stereo Town, Inc., REX Alabama, Inc., REX Stores Corporation and Appliance Direct, Inc.

     10(b) Second Global Amendment to Multiple Leases dated July 31, 2009 between Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc., Stereo Town, Inc., Appliance Direct, Inc. and the Tenants.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX STORES CORPORATION

Date: July 31, 2009	By:	/s/ DOUGLAS L. BRUGGEMAN
		Name:	Douglas L. Bruggeman
		Title:	Vice President - Finance, Chief Financial Officer and Treasurer